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FOR IMMEDIATE RELEASE

Investor and Media Contact:
HealthAxis.com
Steven M. Kaplan
610-275-3800
skaplan@healthaxis.com


                    HealthAxis.com to Appoint James W. McLane
                         as New Chief Executive Officer

                  Current CEO Michael Ashker to Become Chairman
                      With Focus on Strategic Transactions


East Norriton, PA--December 19, 2000 -- HealthAxis.com, a subsidiary of HealthAxis Inc. (NASDAQ: HAXS) and a leading provider of Web-enabling software solutions for healthcare payers and intermediaries, today announced plans to appoint James W. McLane as its new President and Chief Executive Officer. These positions are currently both held by Michael Ashker, HealthAxis.com's co-founder. Mr. Ashker will become Chairman of the Company and will focus primarily on developing highly strategic relationships and appropriate business opportunities for HealthAxis.com. These changes will become effective upon the earlier of the completion of the Company's planned upstream merger with HealthAxis Inc., which is expected to occur shortly after the currently planned January 26th, 2001 shareholders' meeting, or February 1, 2001. Mr. McLane is presently a member of the HealthAxis.com Board of Directors and an active consultant to the Company.

Mr. McLane joined the HealthAxis.com Board in August 2000 after a distinguished 25-year career in both the healthcare and financial services sectors. Mr. McLane previously served as a Senior Vice President and Division Executive at Citicorp, Executive Vice President for Group Health and Life for Aetna and Chief Executive Officer of Aetna Health Plans, and as President and Chief Operating Officer of NovaCare, Inc. Since joining the HealthAxis.com Board, Mr. McLane has been actively engaged in building the Company's organization, refining its strategy, accelerating its sales and marketing efforts, and advising the Chief Executive and Chief Operating Officers on significant issues.

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"Jamie McLane has the right skill set, experience, energy, and leadership abilities to take HealthAxis.com to the next level - something he has demonstrated each and every day of his five months with us. The Company is extremely fortunate to have someone of his caliber ready to take the reins," said Michael Ashker. "The last few years has been a period of rapid growth for HealthAxis.com, rising from a business model on my lap-top computer, into an enterprise that is commonly acknowledged to be the leader in the emerging e-health space. Jamie is joining a company that is on sound footing and poised for its next growth stage. However, to achieve that growth and to capitalize on the opportunities before us requires a bolstering of our management team, and I believe Jamie has the proven skill set to meet this challenge. In my new role as Chairman, I will be able to focus on forging key strategic alliances and executing value-enhancing, cross-business industry relationships."

"Over the past five months, I have come to know HealthAxis.com as a company with great potential in the e-health space. Its technology and its people are first-rate in every respect", said James W. McLane. "I believe that my experience throughout 25 years in the healthcare and financial services sectors will enable me to provide the leadership and management skills necessary to ensure that these competitive advantages are properly leveraged to the benefit of the Company's customers, employees, and shareholders. Michael Ashker has done a superb job of building the foundation. He is to be commended for persevering and succeeding through often-turbulent conditions, and for always maintaining his unshakable faith in the Company's mission to be a technology leader in the healthcare market. I am looking forward to working closely with him and Dennis Maloney, the Board and the rest of the management team at HealthAxis.com, to assist the Company in achieving its true potential."

Alvin H. Clemens will cease serving as Chairman of the Board of Directors, but will continue to serve as Chairman of the Board's Executive Committee. Dennis Maloney, the Company's Chief Operating Officer, and former Chief Executive Officer of Insurdata, will continue to serve in that position.

About HealthAxis

HealthAxis.com, a subsidiary of HealthAxis Inc., is a leader in Web-enabling both healthcare payers and the intermediaries through which product is sold and serviced. The Company's proprietary Insur-Web(TM), Insur-Enroll, and Insur-Admin(TM) product line allows clients to participate in the emerging digital economy by integrating client legacy systems into the World Wide Web. HealthAxis customers enjoy reduced costs and enhanced productivity in their core business operations -- including plan rating, distribution, enrollment, and member services -- through the integration of the Company's advanced, XML-enabled product line. Additionally, HealthAxis provides payers with software and services for claims processing, plan administration, and imaging through the following products: Insur-Claims(TM), Insur-Dental(TM), Insur-Image(TM), and Insur-Voice(TM). The Company's customers include leading health insurers, Blue Cross/Blue Shield organizations, third-party administrators, and Web-based insurance and benefits marketers. HealthAxis.com is headquartered in suburban Philadelphia, with significant operations in Dallas, as well as offices in eight additional locations both domestic and abroad. The company employs over 350 IT professionals


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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: Certain statements made which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors, which may cause actual results to differ materially from those in the forward-looking statements. For further information which could cause actual results to differ from the Company 's expectations, as well as other factors which could affect the Company 's and HealthAxis Inc.'s financial statements, please refer to HealthAxis Inc.'s reports filed with the Securities and Exchange Commission.